UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2014

TIMIOS NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-23279	52-2050585
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5716 Corsa Avenue, Suite 102

Westlake Village, CA 91362

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (818) 706-6404

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)                                  Effective March 7, 2014, the Board of Directors (the “Board”) of Timios National Corporation (the “Company”) appointed Trevor Stoffer, the Company’s current Chief Operating Officer, to serve as Chief Executive Officer of the Company effective immediately.

Mr. Stoffer, age 40, has been a director of the Company since October 2, 2012, Chief Operating Officer of the Company since October 23, 2012, and, since August 2008, founded and has been the President and Chief Executive Officer of Timios, Inc., a wholly-owned, indirect subsidiary of the Company as of August 2011.   Prior to founding Timios, Inc., Mr. Stoffer was the Executive Vice President of Lenders First Choice, a provider of title insurance and settlement services to mortgage lenders nationwide, from September 2002 to January 2008, where again he was one of the founders and initially managed the California operations and implementation of software systems.  Mr. Stoffer later managed corporate development at Lenders First Choice in his capacity as the advisor to the executive staff on process design, systems utilization and automation of workflow.  Mr. Stoffer earned a Bachelor of Science degree from the University of California, Chico, in business administration.

There are no arrangements or understandings between Mr. Stoffer and any other person pursuant to which Mr. Stoffer was appointed Chief Executive Officer.  There are no transactions to which the Company is a party and in which Mr. Stoffer has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K.  Mr. Stoffer has no family relations with any director or executive officer of the Company.

Effective March 7, 2014, the Board also appointed Raymond Davison to serve as Chief Financial Officer of the Company effective immediately.

Mr. Davison, age 54, has served as the Chief Financial Officer of Timios, Inc., a wholly-owned, indirect subsidiary of the Company as of August 2011, since its inception in August 2008.  Prior to joining Timios, Inc., Mr. Davison served as the Chief Financial Officer for Lenders First Choice from January 2003 to July 2008.  Prior to that, Mr. Davison served as the executive in charge of Agency Operation for the Automobile Club of Southern California. Prior to his work at the Automobile Club, Mr. Davison served as Senior Vice President/Controller for Coast Federal Services, the financial services subsidiary of Coast Federal Bank, a Los Angeles-based thrift bank. Mr. Davison earned an MBA from the University of Redlands.

There are no arrangements or understandings between Mr. Davison and any other person pursuant to which Mr. Davison was appointed Chief Financial Officer.  There are no transactions to which the Company is a party and in which Mr. Davison has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K.  Mr. Davison has no family relations with any director or executive officer of the Company.

(d)                                 Effective March 7, 2014, the Board appointed George G. O’Leary and John J. McGlynn III to fill the vacancies then existing on the Board and serve as directors of the Company.  Each of Messrs. O’Leary and McGlynn have been appointed to serve on the Board’s audit and compensation committees.  Mr. O’Leary will serve as the Chair of each committee.

There are no arrangements or understandings between Messrs. O’Leary and McGlynn, on the one hand, and any other person, on the other hand, pursuant to which Messrs. O’Leary and McGlynn were each appointed as a director, except that Messrs. O’Leary and McGlynn were originally elected as directors by the Company’s majority stockholder, YA Global Investments, L.P. (“YA”) to fill the vacancies created by Mr. Zev Kaplan’s resignation in January 2014 and YA’s removal of Mr. C. Thomas McMillen in February 2014, which removal subsequently was retracted in light of Mr. McMillen’s resignation effective March 6, 2014 and the Board’s appointment of Messrs. O’Leary and McGlynn effective March 7, 2014 to fill such vacancies.

There are no transactions to which the Company is a party and in which either of Messrs. O’Leary or McGlynn has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K.

Neither of Messrs. O’Leary nor McGlynn has previously held any positions with the Company, and neither has any family relations with any directors or executive officers of the Company.

Mr. O’Leary will be paid an annual cash fee of $50,000 for his service as Chairman of the Board, and Mr. McGlynn will be paid an annual cash fee of $25,000 for his service as a member of the Board.  In addition, Messrs. O’Leary and McGlynn will each enter into the Company’s standard form of indemnification agreement and be reimbursed for reasonable expenses incurred in connection with their service on the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIMIOS NATIONAL CORPORATION

	By:	/s/ Trevor Stoffer
Trevor Stoffer, Chief Executive Officer, Chief Operating Officer

Date: March 12, 2014